UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 15

CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(g) FOR THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS UNDER
SECTION 13 AND 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934.

                                               Commission File Number: 033-90786
                                                                       ---------


                  TRUMP HOTELS & CASINO RESORTS HOLDINGS, L.P.
                  --------------------------------------------
             (Exact name of registrant as specified in its charter)

                                 1000 Boardwalk
                         Atlantic City, New Jersey 08401
                                 (609) 449-6515
                                 --------------
(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                                            Commission File Number: 033-90786-01
                                                                    ------------

                   TRUMP HOTELS & CASINO RESORTS FUNDING, INC.
                   -------------------------------------------
             (Exact name of registrant as specified in its charter)
                                 1000 Boardwalk
                         Atlantic City, New Jersey 08401
                                 (609) 449-6515
                                 --------------
(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                      15-1/2% Senior Secured Notes due 2005
                      -------------------------------------
            (Title of each class of securities covered by this Form)

                                      None
                                      ----
(Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

        Rule 12g-4(a)(1)(i)      / /     Rule 12h-3(b)(1)(i)      /X/
        Rule 12g-4(a)(1)(ii)     / /     Rule 12h-3(a)(1)(ii)     / /
        Rule 12g-4(a)(2)(i)      / /     Rule 12h-3(a)(2)(i)      / /
        Rule 12g-4(a)(2)(ii)     / /     Rule 12h-3(a)(2)(ii)     / /
                                         Rule 15d-6               / /

Approximate number of holders of record as of the certification or notice record date: -0-.
              ---

Pursuant to the requirements of the Securities Exchange Act of 1934, each of the registrants has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.


                                  TRUMP HOTELS & CASINO RESORTS HOLDINGS, L.P.
                                  By:     Trump Hotels & Casino Resorts, Inc.,
                                          its general partner

Date:  April 24, 2003             By: /s/ John P. Burke
                                     -------------------------------------------
                                  Name:   John P. Burke
                                  Title:  Executive Vice President and Corporate
                                          Treasurer

                                  TRUMP HOTELS & CASINO RESORTS FUNDING, INC.

Date:  April 24, 2003             By: /s/ John P. Burke
                                     -------------------------------------------
                                  Name:   John P. Burke
                                  Title:  Executive Vice President and Corporate
                                          Treasurer